Exhibit 10.16

DIANTHUS THERAPEUTICS, INC.

May 6, 2022

Paula Soteropoulos

Dear Paula:

Dianthus Therapeutics, Inc. (the “Company”) is excited that you have recently joined us as a member of the Company’s Board of Directors (the “Board”). The following is some information on the terms of your Board membership.

Subject to the approval of the Company’s Board or its Compensation Committee, you will be granted an option to purchase 132,041 shares of the Company’s Common Stock (the “Option”), which number currently represents three-tenths of a percent (0.3%) of the Company’s outstanding capital stock on a fully-diluted, as converted basis, including shares allocated and available for future grant under the Company’s 2019 Stock Plan (the “Plan”). The exercise price per share of the Option will be determined by the Board or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 3 years of continuous service, as described in the applicable stock option agreement. Upon a Change in Control (as shall be defined in the applicable stock option agreement), one hundred percent (100%) of your then unvested Option shares shall automatically be deemed vested.

Furthermore, you will receive $30,000.00 per year payable on a quarterly basis in arrears for your service as a member of the Board.

You were invited to join the Board because of your reputation and experience in areas that relate to the Company’s business and strategy. The Company hopes that you will contribute to the success of the Company by participating in meetings of the Board and providing the Company with advice and guidance consistent with your role as a member of the Board. Board meetings are generally held once every three months and we would hope that your schedule permits you to attend all of the meetings. In addition, the Board regularly holds both telephonic and special meetings, and considers resolutions to be proposed by written consent, any of which may require your prompt attention.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable travel and expense reimbursement policies.

The Company and you have already entered into a customary Indemnification Agreement, a copy of which is enclosed as Exhibit A. Furthermore, the Company will include you within the coverage of any directors and officers liability insurance policy to the full extent that any other director or other executive officer of the Company, as applicable, is so covered.

Dianthus Therapeutics, Inc.

May 6, 2022

You agree to be bound by the terms and conditions set forth in Schedule A, which is attached and made an integral part of this letter agreement.

Nothing in this letter agreement or the applicable stock option agreement should be construed to interfere with or otherwise restrict the rights of the Company or its stockholders to remove any individual from the Board in accordance with the provisions of applicable law. In carrying out your service as a member of the Board or any committee thereof, you will be subject to any and all fiduciary duties and other obligations applicable to directors of the Company under law. So that we can all proactively navigate any potential issues, you agree to disclose to us all other board seats and service arrangements that you hold or plan to accept in the future, and each entity in which you, directly or indirectly, hold securities that represent (or upon conversion, exercise, vesting, or otherwise would represent) 1% or greater of the outstanding voting control of such entity.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter and returning it to me.

Very truly yours,

DIANTHUS THERAPEUTICS, INC.

By:	/s/ Marino Garcia
Name:	Marino Garcia
Title:	President & Chief Executive Officer

I have read and accept the terms of this letter agreement:

/s/ Paula Soteropoulos
Signature of Paula Soteropoulos

Dated:	5/6/2022

SCHEDULE A

1.    Confidentiality and Non-Use. You agree to hold all of the Company’s Confidential Information (as defined below) in confidence and will not disclose any Confidential Information to any third party, except as directed or approved by the Company. You agree not to use the Company’s Confidential Information for any purpose except as may be necessary in the ordinary course of serving as a member of Board without the prior written consent of the Company. “Confidential Information” means all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to the Company or its affiliates, subsidiaries or third parties with whom the Company may have business dealings, disclosed or otherwise made available to you by the Company. Confidential Information includes, but is not limited to, any materials created by you that contain or are based on such Confidential Information. The foregoing obligations of confidentiality and non-use will not apply to Confidential Information that is established by competent proof: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on your part; (b) is in your possession at the time of disclosure other than as a result of your breach of any legal obligation; (c) becomes known to you on a non-confidential basis through disclosure by sources other than Company having the legal right to disclose such Confidential Information; or (d) is independently developed by you without reference to or reliance upon Confidential Information. If you are required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, you will give Company prompt written notice of such requirement and you will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. You will cooperate reasonably with the Company in any effort to seek a protective order. You represent that you have not brought and will not bring with you to the Company or use in your role as a member of the Board any confidential information or trade secrets of any third party which are not generally available to the public. The Company provides notice to you that pursuant to the United States Defend Trade Secrets act of 2016, (x) an individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (y) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2.    Work Product. You will promptly and fully disclose in confidence to the Company all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in connection with (solely or jointly with others) your service as a member of the Board (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). You assign and agree to assign to the Company all rights in the United States and throughout the world to the Work Product. You will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of the Company at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. You represent and warrant that you have and will have the right to transfer and assign to the Company ownership of all Work Product. You hereby agree to execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above. In the event that you should fail or refuse to execute such documents within a reasonable time, you appoint the Company as attorney to execute and deliver any such documents on your behalf.

EXHIBIT A

Indemnification Agreement